Kevin B. Kirkendall

Certified Public Accountant

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September 17, 2001


Office of the Chief Accountant
Securities and Exchange
Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549


Dear Sir/Madam,

On September 17, 2001 the client-auditor relationship between T-Plex Technologies Commission File No. 333-56854 and myself ceased. The audit reports issued by me with respect to the Registrant's financial statements for 2000 did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. From February 23, 2001 through September 17, 2001, when the client-auditor relationship ceased, there were no disagreements between the Registrant and myself on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to my satisfaction would have caused me to make a reference to the subject matter of the disagreement in connection with its audit report.

The change in accountants does not result from any dissatisfaction with the quality of professional services rendered by myself as the independent accountant of Registrant.

Very truly yours,


/s/ Kevin Kirkendall

Kevin B. Kirkendall, CPA



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